FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Third Quarter 2019 Financial Results and Business Update

-- Total revenues increased 25 percent over prior year to $104.7 million in third quarter --

-- Conference call today at 8:30 a.m. ET --

PARSIPPANY, N.J., November 7, 2019 - Pacira BioSciences, Inc. (Nasdaq: PCRX), a leading provider of innovative non-opioid pain management options, today reported financial results for the third quarter of 2019.

“This continues to be an outstanding year for Pacira marked by significant growth in our EXPAREL business and by an important and promising asset addition in iovera,” said Dave Stack, chairman and chief executive officer of Pacira BioSciences. “Anesthesia remains a key driver of our business through the increasing use of nerve and field blocks, as well as the accelerating volume of ambulatory procedures. Our Phase 3 EXPAREL label expansion studies are on track with topline results from the pediatric study expected later this year and patient enrollment in the lower extremity nerve block study set to begin soon. We are also advancing Phase 4 studies to expand utilization in high potential procedures, such as cesarean section, spine, and hip fracture. Our significant orthopedic partnership with Johnson & Johnson is solidifying the role of EXPAREL in opioid-sparing protocols that are enabling the shift of painful procedures to the ambulatory setting. On the regulatory front, the team is advancing our strategy to introduce EXPAREL into target markets outside of the U.S. As for iovera°, commercial initiatives are well underway and we are very encouraged by the loyalty of our existing customers and the interest we are generating for new business within large health systems.”

Third Quarter 2019 Financial Results

•	Total revenues were $104.7 million in the third quarter of 2019, a 25 percent increase over the $83.4 million reported for the third quarter of 2018.

•	Total net product sales were $104.4 million in the third quarter of 2019, a 26 percent increase over the $82.7 million reported for the third quarter of 2018.

•
Net product sales of EXPAREL/bupivacaine liposome injectable suspension were $101.7 million in the third quarter of 2019, a 23 percent increase over the $82.7 million reported for the third quarter of 2018.

•
EXPAREL net product sales were $101.5 million in the third quarter of 2019, compared to $82.2 million in the third quarter of 2018. Sales of bupivacaine liposome injectable suspension to a third-party licensee for use in animals were $0.3 million in the third quarter of 2019, compared to $0.5 million in the third quarter of 2018.

•
iovera° net product sales during the third quarter of 2019 were $2.6 million. Pacira began recognizing sales of iovera° in April 2019 after completing its acquisition of MyoScience, Inc., a privately held medical technology company.

•	Total operating expenses were $102.3 million in the third quarter of 2019, compared to $79.4 million in the third quarter of 2018.

•	GAAP net loss was $6.1 million, or $0.15 per diluted share, in the third quarter of 2019, compared to $0.6 million, or $0.02 per diluted share, in the third quarter of 2018.

•	Non-GAAP net income was $20.2 million, or $0.48 per diluted share, in the third quarter of 2019, compared to $12.8 million, or $0.31 per diluted share, in the third quarter of 2018.

•
Pacira ended the third quarter of 2019 with cash, cash equivalents, short-term and long-term investments (“cash”) of $336.2 million. Cash provided by operations was $44.6 million in the nine months ended September 30, 2019, compared to $27.7 million in the nine months ended September 30, 2018.

See “Non-GAAP Financial Information” below.

Recent Business Highlights

•
Appointment of Chris Christie to board of directors. In September, Pacira announced the appointment of Christopher J. Christie to its board of directors. Mr. Christie served as the 55th Governor of the State of New Jersey from January 2010 to January 2018. During these two successful terms, Christie significantly raised public consciousness around the acceleration of opioid and other drug-related deaths. His administration mandated new approaches to address the stigma around drug addiction and focused on making treatments more broadly available.

•
Enrollment completion in multicenter registration study of EXPAREL in pediatric patients In September, Pacira announced completion of enrollment in its Phase 3 study of EXPAREL administered as a single-dose infiltration in pediatric patients aged six to less than 17 years undergoing spinal or cardiac surgeries. Pacira expects these study results to provide the foundation for a supplemental New Drug Application submission to the U.S. Food and Drug Administration (FDA) seeking expansion of the EXPAREL label to include children aged six and over.

2019 Financial Guidance
Pacira reiterated its full year 2019 financial guidance as follows:

•	EXPAREL net product sales in the range of $400 million to $410 million.

•	iovera° net product sales in the range of $8 million to $10 million.

•	Non-GAAP gross margins in the range of 75% to 76%.

•	Non-GAAP research and development (R&D) expense in the range of $60 million to $70 million.

•	Non-GAAP SG&A expense in the range of $180 million to $190 million.

•	Stock-based compensation in the range of $30 million to $35 million.

See “Reconciliation of GAAP to Non-GAAP 2019 Financial Guidance” below.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, November 7, 2019, at 8:30 a.m. ET. To participate in the conference call, dial 1-877-845-0779 and provide the passcode 8077145. International callers may dial 1-720-545-0035 and use the same passcode. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.

For those unable to participate in the live call, a replay will be available at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) using the passcode 8077145. The replay of the call will be available for one week from the date of the live call. The webcast will be available on the Pacira website for approximately two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income, non-GAAP net income per share, non-GAAP cost of goods sold, non-GAAP gross margins, non-GAAP research and development (R&D) expense and non-GAAP selling, general and administrative (SG&A) expense, because such measures exclude milestone revenue; acquisition-related charges and product discontinuation costs; stock-based compensation; amortization of debt discount; amortization of acquired intangible assets; an income tax benefit and step-up in basis of inventory in connection with the acquisition of MyoScience, Inc.; and loss on investment and other non-operating income.

These measures supplement Pacira’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, gross margins, R&D expense and SG&A expense outlook for 2019 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures, and a reconciliation of our GAAP to non-GAAP 2019 financial guidance for gross margins, R&D expense and SG&A expense.

About Pacira BioSciences

Pacira BioSciences, Inc. (Nasdaq: PCRX) is a leading provider of non-opioid pain management and regenerative health solutions dedicated to advancing and improving outcomes for health care practitioners and their patients. The company’s long-acting local analgesic, EXPAREL® (bupivacaine liposome injectable suspension) was commercially launched in the United States in April 2012. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. In April 2019, Pacira acquired the iovera° system, a handheld cryoanalgesia device used to deliver precise, controlled doses of cold temperature only to targeted nerves. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration in adults to produce postsurgical local analgesia and as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information for Patients
EXPAREL should not be used in obstetrical paracervical block anesthesia.
In studies where EXPAREL was injected into the wound, the most common side effects were nausea, constipation, and vomiting.
In studies where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation.
EXPAREL is not recommended to be used in patients younger than 18 years old or in pregnant women.
Tell your healthcare provider if you have liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from your body.
EXPAREL should not be injected into the spine, joints, or veins.
The active ingredient in EXPAREL:

•	Can affect your nervous system and your cardiovascular system

•	May cause an allergic reaction

•	May cause damage if injected into your joints.

About iovera°

The iovera° system is used to destroy tissue during surgical procedures by applying freezing cold. It can also be used to produce lesions in peripheral nervous tissue by the application of cold to the selected site for the blocking of pain. It is also indicated for the relief of pain and symptoms associated with osteoarthritis of the knee for up to 90 days. In one study, the majority of the patients suffering from osteoarthritis of the knee experienced pain and system relief beyond 150 days.1 The iovera° system’s “1×90” Smart Tip configuration (indicating one needle which is 90 mm long) can also facilitate target nerve location by conducting electrical nerve stimulation from a separate nerve stimulator. The iovera° system is not indicated for treatment of central nervous system tissue.

Important Safety Information

The iovera° system is contraindicated for use in patients with the following: Cryoglobulinemia; Paroxysmal cold hemoglobinuria; cold urticaria; Raynaud’s disease; open and/or infected wounds at or near the treatment line. Potential complications: As with any surgical treatment that uses needle-based therapy, there is potential for temporary site-specific reactions, including but not limited to: bruising (ecchymosis); swelling (edema); inflammation and/or redness (erythema); pain and/or tenderness; altered sensation (localized dysesthesia). Typically, these reactions resolve with no physician intervention. Patients may help the healing process by applying ice packs to the affected sites, and by taking over-the counter analgesics.

Forward-Looking Statements

Any statements in this press release about the company’s future expectations, plans, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the ability to realize anticipated benefits and synergies from the acquisition of MyoScience; the ability to successfully integrate iovera° and any other future acquisitions into the company’s existing business; the commercial success of iovera° and other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated

1Radnovich, R. et al. “Cryoneurolysis to treat the pain and symptoms of knee osteoarthritis: a multicenter, randomized, double-blind, sham-controlled trial.” Osteoarthritis and Cartilage (2017) p1-10.

or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

###

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Alyssa Schneider, (973) 588-2270
aschneider@coynepr.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$265,644	$383,454
Accounts receivable, net	42,573	38,000
Inventories, net	60,238	48,569
Prepaid expenses and other current assets	10,392	7,946
Total current assets	378,847	477,969
Long-term investments	70,577	25,871
Fixed assets, net	104,856	108,670
Right-of-use assets, net	35,756	—
Goodwill	99,547	62,040
Intangible assets, net	106,354	—
Equity investment and other assets	11,552	14,803
Total assets	$807,489	$689,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,064	$14,368
Accrued expenses	61,002	45,865
Lease liabilities	5,043	—
Convertible senior notes (1)	—	338
Contingent consideration	13,591	—
Income taxes payable	138	90
Total current liabilities	95,838	60,661
Convertible senior notes (2)	302,081	290,592
Lease liabilities	38,882	—
Contingent consideration	22,206	—
Other liabilities	2,320	16,874
Total stockholders’ equity	346,162	321,226
Total liabilities and stockholders’ equity	$807,489	$689,353

(1) Relates to our 3.25% convertible senior notes due 2019 that matured on February 1, 2019.
(2) Relates to our 2.375% convertible senior notes due 2022 that are not currently convertible.

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net product sales:
EXPAREL	$101,456	$82,226	$290,938	$236,690
Bupivacaine liposome injectable suspension	255	482	1,468	1,023
Total EXPAREL / bupivacaine liposome injectable suspension net product sales	101,711	82,708	292,406	237,713
iovera°	2,639	—	4,674	—
Total net product sales	104,350	82,708	297,080	237,713
Collaborative licensing and milestone revenue	—	—	—	3,000
Royalty revenue	335	740	1,522	1,450
Total revenues	104,685	83,448	298,602	242,163

Operating expenses:
Cost of goods sold	22,304	19,065	74,809	62,866
Research and development	20,255	14,897	52,466	41,514
Selling, general and administrative	50,128	44,179	146,559	132,619
Amortization of acquired intangible assets	1,967	—	3,736	—
Acquisition-related charges and product discontinuation, net	7,618	1,259	12,266	1,511
Total operating expenses	102,272	79,400	289,836	238,510
Income from operations	2,413	4,048	8,766	3,653

Other (expense) income:
Interest income	1,736	1,586	5,709	4,493
Interest expense	(5,940)	(5,642)	(17,631)	(16,195)
Other, net	(4,025)	(694)	(4,051)	(699)
Total other expense, net	(8,229)	(4,750)	(15,973)	(12,401)
Loss before income taxes	(5,816)	(702)	(7,207)	(8,748)
Income tax (expense) benefit	(271)	62	1,079	(8)
Net loss	$(6,087)	$(640)	$(6,128)	$(8,756)

Net loss per share:
Basic and diluted net loss per common share	$(0.15)	$(0.02)	$(0.15)	$(0.21)
Weighted average common shares outstanding:
Basic and diluted	41,645	40,995	41,423	40,833

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP net loss	$(6,087)	$(640)	$(6,128)	$(8,756)

Non-GAAP adjustments:
Milestone revenue	—	—	—	(3,000)
Acquisition-related charges and product discontinuation, net	7,618	1,259	12,266	1,511
Stock-based compensation	9,244	8,108	24,461	23,539
Amortization of debt discount	3,467	3,228	10,216	9,512
Amortization of acquired intangible assets	1,967	—	3,736	—
Income tax benefit in connection with acquisition	—	—	(1,828)	—
Recognition of step-up basis in inventory from acquisition	—	—	220	—
Loss on investment and other non-operating income, net	3,957	854	3,957	854
Total Non-GAAP adjustments	26,253	13,449	53,028	32,416

Non-GAAP net income	$20,166	$12,809	$46,900	$23,660

GAAP basic and diluted net loss per common share	$(0.15)	$(0.02)	$(0.15)	$(0.21)

Non-GAAP basic net income per common share	$0.48	$0.31	$1.13	$0.58
Non-GAAP diluted net income per common share	$0.48	$0.31	$1.11	$0.57

Weighted average common shares outstanding - basic	41,645	40,995	41,423	40,833
Weighted average common shares outstanding - diluted	42,404	41,974	42,289	41,752

Cost of goods sold reconciliation:
GAAP cost of goods sold	$22,304	$19,065	$74,809	$62,866
Recognition of step-up basis in inventory from acquisition	—	—	(220)	—
Stock-based compensation	(1,243)	(1,179)	(3,490)	(3,431)
Non-GAAP cost of goods sold	$21,061	$17,886	$71,099	$59,435

Research and development reconciliation:
GAAP research and development	$20,255	$14,897	$52,466	$41,514
Stock-based compensation	(1,297)	(1,122)	(3,772)	(2,770)
Non-GAAP research and development	$18,958	$13,775	$48,694	$38,744

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$50,128	$44,179	$146,559	$132,619
Stock-based compensation	(6,704)	(5,807)	(17,199)	(17,338)
Non-GAAP selling, general and administrative	$43,424	$38,372	$129,360	$115,281

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2019 Financial Guidance
(dollars in millions)
(unaudited)

GAAP to Non-GAAP Guidance	GAAP	Stock-Based Compensation and Other	Non-GAAP
EXPAREL net product sales	$400 to $410	—	—
iovera° net product sales (1)	$8 to $10	—	—
Gross margin	74% to 75%	Approx. 1%	75% to 76%
Research and development expense	$65 to $76	$5 to $6	$60 to $70
Selling, general and administrative expense	$202 to $214	$22 to $24	$180 to $190
Stock-based compensation	$30 to $35	—	—

(1) From the April 9, 2019 acquisition date onward.